Exhibit 99.1

Contact:	Ruth Pachman or	Chris A. McFadden
Michael Herley
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(718) 676-8940
CARVER BANCORP, INC. REPORTS SECOND QUARTER FISCAL YEAR 2011 RESULTS
Dividend on Common Stock Suspended
New York, New York, October 29, 2010 — Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for the three month period ended September 30, 2010, the second quarter of its fiscal year ending March 31, 2011 (“fiscal 2011”), as well as suspension of the quarterly cash dividend on its common stock.
The Company reported a net loss of $23.4 million for the second quarter of fiscal 2011 compared to a net loss of $0.3 million for the second quarter of fiscal 2010 and a loss of $2.5 million for the first quarter of fiscal 2011. On a per share basis, the net loss per share for the quarter was $9.43 compared to a net loss per share of $0.22 for the second quarter of fiscal 2010 and a net loss per share of $1.09 for the first quarter of fiscal 2011. The losses for the quarter are due primarily to a higher provision for loan losses and a $20.7 million non-cash charge to establish a valuation allowance on the Company’s deferred tax asset. Earnings were also impacted by the current low interest rate environment combined with elevated levels of non-performing loans and a reduction in interest earning assets.
“We have taken aggressive steps toward rebalancing our loan portfolio and preserving capital as the impact of a prolonged recession makes its way through our books,” said Deborah C. Wright, the Company’s Chairman and CEO. “In addition to suspending the quarterly cash dividend, we have dramatically reduced Carver’s concentration in real estate loans. Over the past six months, through the diligent efforts of our lending and workout teams, we have reduced our construction loan balances by 26% through a combination of problem loan resolutions, charge offs, pay downs and early payoffs. As we continue these efforts, we expect continued significant reductions in construction loan balances in addition to other actions we are taking to reduce the size of our balance sheet.
“While improving asset quality is our main priority, we also have new initiatives in place to reduce costs, maintain our strong interest rate margin and increase fee income. Importantly we look forward to launching a new product line to reach our community’s unbanked residents, in early 2011. While some further erosion in our asset quality is expected into the next quarter, we are hopeful that the total level of delinquencies will begin to subside in the first half of 2011.”
Ms. Wright added, “While we continue to meet the regulatory definition of a well capitalized bank, the Office of Thrift Supervision has made it clear, as we first disclosed last December, that we should significantly raise our capital ratios in light of our current asset quality and earnings level, in order to avoid additional regulatory oversight in the future. As a result, we are in an active process to raise new capital, which may include a combination of equity and debt instruments. This is our highest priority and we hope to have the process completed by the end of this year.

“These continue to be very challenging times, but we are positioning Carver to successfully weather this economic downturn and build on the strength of our franchise and leadership position in the neighborhoods we serve,” Ms. Wright concluded.
For the six month period ended September 30, 2010, the Company reported a net loss of $25.9 million, or $10.53 per share, compared to net income of $0.4 million, or a loss per common share of $0.04 for the prior year period. The losses for the three and six month periods ended September 30, 2010, are due primarily to higher provisions for loan losses and a $20.7 million non-cash charge to establish a valuation allowance on the Company’s deferred tax asset in the second quarter of fiscal 2011. The valuation allowance, which could be released in future periods if the Company returns to profitability, had no impact on the Bank’s liquidity or its regulatory capital ratios.
Quarterly Dividend Suspended
The Company’s Board of Directors announced that, based on highly uncertain economic conditions and the desire to preserve capital, Carver is suspending payment of the quarterly cash dividend on its common stock, effective immediately. While no assurance can be given that the payment of cash dividends will be resumed, the Board will continue to monitor business conditions, the Company’s capitalization and profitability levels, asset quality and other factors in considering whether to resume such payments in the future.
Income Statement Highlights
Restatement of Second Quarter Fiscal 2010 Results to Reflect the Correct Estimated Value of Certain Residential Mortgage Loans
As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission on July 15, 2010, the Company restated its previously reported operating results for the second fiscal quarter ended September 30, 2009 to adjust the estimated fair value of certain residential mortgage loans that were classified as Held for Sale and reported at the lower of cost or fair value as of September 30, 2009. As a result of the correction net income for the second fiscal quarter was adjusted from a $0.8 million profit to a $0.3 million loss for the quarter. The adjustment reduced net income for the six month period ended September 30, 2009 from $1.5 million to $0.4 million. For additional information, please review the Company’s Form 10-K for the year ended March 31, 2010 and the Form 8-K filed on July 15, 2010. All financial information provided herein reflects these restated amounts.
Second Quarter Results
The Company reported a net loss for the quarter ended September 30, 2010 of $23.4 million compared to a net loss of $0.3 million for the prior year period. The net loss is the result of $6.5 million in higher provisions for loan losses and a $20.7 million valuation allowance taken on the Company’s deferred tax asset (“DTA”), partially offset by increased non-interest income.

Net Interest Income
Interest income decreased $1.2 million in the second quarter, compared to the prior year quarter, as the average balance of interest earning assets declined $45.5 million, primarily due to a $42.0 million decline in the average balance of loans and a $5.0 million decline in the average balance of mortgage-backed securities. The decline in average loans was the result of management’s efforts to reduce the Company’s concentration of certain asset classes in its loan portfolio, which is expected to continue into next quarter. A decline of 72 basis points in the average yield on mortgage-backed securities to 3.40% from 4.12% in the prior year period also contributed to the overall decline in interest income. The current low interest rate environment combined with elevated levels of non-performing loan assets and a reduction in interest earning assets continue to constrain earnings.
Interest expense decreased by $0.2 million, or 8.8%, to $2.5 million for the second quarter, compared to $2.7 million for the prior year period. The decrease was primarily the result of a decrease in interest expense on deposits of $0.3 million. The decrease in interest expense reflects an 11 basis point decrease in the average cost of interest-bearing liabilities to 1.49% for the second quarter, compared to an average cost of 1.60% for the prior year period. The decrease in the average cost of interest bearing liabilities was primarily due to the downward re-pricing of certificates of deposits and an increase in money market balances, which generally carry lower interest rates than certificates of deposit.
Provision for Loan Losses
The Company recorded a $7.8 million provision for loan losses for the second quarter compared to $1.3 million for the prior year period. For the three months ended September 30, 2010, net charge-offs were $6.0 million compared to net charge-offs of $0.6 million for the prior year period. The increase in our provision reflects the Company’s continued high levels of delinquencies and non-performing loans, the overall inherent risk in our loan portfolio and the uncertainty caused by the uneven economic recovery in the real estate market and the New York City economy.
Non-interest Income
Non-interest income increased $2.9 million, or 433.6%, to $2.2 million for the second quarter, compared to a loss of $0.7 million for the prior year period. The increase is primarily due to lower valuation adjustments on loans held for sale of $2.1 million to reflect loans held for sale at the lower of cost or fair value, a gain on the sale of investment securities of $0.7 million and higher fee income on New Market Tax Credit (NMTC) transactions of $0.3 million, partially offset by lower loan and deposit fees of $0.2 million.
Non-interest Expense
Non-interest expense increased $0.7 million, or 10.1%, to $7.6 million compared to $6.9 million for the prior year period. This change was primarily due to increased loan related expenses of $0.4 million, increased consulting expenses of $0.2 million and increased FDIC insurance premium charges of $0.1 million.

Income Taxes
The income tax expense was $17.0 million for the second quarter compared to a $0.8 million tax benefit for the prior year period. The income tax expense for the three month period ending September 30, 2010 consists of an income tax benefit of $3.7 million, primarily due to the Company’s loss before income taxes in the current quarter compared to a smaller loss in the prior year period, offset by an income tax expense associated with the establishment of a $20.7 million valuation allowance against the deferred tax asset recorded during the quarter. In addition, the current quarter reflects the utilization of credits of $0.6 million on NMTC transactions. Management has concluded that it is “more likely than not” that the Company will not be able to fully realize the benefit of its deferred tax assets and thus, a valuation allowance of $20.7 million was recorded during the quarter. This valuation allowance does not preclude the Company from utilizing the accumulated deferred tax asset to offset future earnings.
Six Month Results
The Company reported a net loss for the six months ended September 30, 2010 of $25.9 million, compared to net income of $0.4 million for the prior year period. The decrease is primarily due to $12.1 million of higher provisions for loan losses and a $20.7 million valuation allowance incurred on the Company’s deferred tax asset, offset by an increase in non-interest income.
Net Interest Income
Net interest income decreased $0.8 million to $13.9 million compared to $14.7 million for the prior year period. This decrease was due to a decrease of $1.5 million in interest income offset by $0.7 million decrease in interest expense.
Interest income on loans was the primary driver of the decline in interest income, decreasing $1.2 million or 6.14% from the prior year period. The change reflects a year over year decline of $26 million on the average balance as well as a reduction in the average yield on loans of 13 basis points to 5.43% compared to the prior year period of 5.56%. Also contributing to the decline in interest income was the mortgage backed securities portfolio. The average yield decreased 57 basis points to 3.56% compared to the prior year period of 4.13%, primarily reflecting the current low interest rate environment.
Interest expense decreased $0.7 million or 12.28% from the prior year period. The decline was primarily the result of lower interest expense on deposits of $0.8 million. This decline reflects an 11 basis point decrease in the average cost of interest bearing liabilities to 1.50% from 1.71% for the prior year period. The lower average cost of interest bearing liabilities was primarily due to the increase in non-interest bearing checking accounts, downward re-pricing of certificates of deposits, and increased money market balances, which often carry lower interest rates than certificates of deposit.
Provision for Loan Losses
For the six month period ending September 30, 2010 the Company recorded a $14.1 million provision for loan losses compared to $2.0 million for the prior year period. Net charge-offs totaled $8.7 million for the six months ended September 30, 2010 compared to net charge-offs of $0.9 million for the prior year period. The Company determined that an increase in provision was warranted given its current level of delinquencies, coupled with continued uncertainty in the real estate market given the uneven economic recovery.

Non-Interest Income
Non- interest income increased $3.6 million during the six month period ending September 30, 2010 to $4.1 million compared to $0.5 million in the prior year period. The increase was primarily due to fees of $1.1 million received on three NMTC transactions as well as a reduction of $2.1 million in the amount required to reflect loans held for sale at the lower of cost or fair value.
Non-interest Expense
Non-interest expense increased $1.1 million during the six month period ending September 30, 2010 to $15.1 million compared to $14.0 million in the prior period. The increase was primarily due to loan related expenses of $0.5 million and increased consulting expenses of $0.2 million
Income Taxes
Prior to the recognition of a valuation allowance, during the six month period ending September 30, 2010 the Company recorded an income tax benefit of $6.0 million compared to a prior year benefit of $1.2 million. The income tax expense recorded for the six month period ended September 30, 2010 consists of an increase in tax benefits resulting from the Company’s loss before income taxes in the first six months of the year compared to the prior year offset by tax expense associated with the establishment of a $20.7 million valuation allowance against the Company’s deferred tax asset. The current period reflects the utilization of NMTC tax credits of $1.2 million. Management has concluded that it is “more likely than not” that the Company will not be able to fully realize the benefit of its deferred tax assets and thus a valuation allowance of $20.7 million was recorded during the quarter ended September 30, 2010. This valuation allowance does not preclude the Company from utilizing the accumulated deferred tax asset to offset future earnings.
Financial Condition Highlights
At September 30, 2010, total assets decreased $50.7 million, or 6.3%, to $754.8 million compared to $805.5 million at March 31, 2010. The loan portfolio decreased $50.8 million, the loan loss provision increased $5.4 million, the deferred tax asset decreased $14.3 million and cash and cash equivalents decreased $2.5 million. These decreases were offset by increases in investment securities of $21.7 million, and other assets of $2.0 million.
Cash and cash equivalents decreased $2.5 million, or 6.6%, to $35.8 million at September 30, 2010, compared to $38.3 million at March 31, 2010. The decrease is due to utilization of cash flow from loan repayments to repay fixed rate borrowings and increase investment securities.
Total securities increased $21.7 million, or 39.2%, to $77.1 million at September 30, 2010, compared to $55.4 million at March 31, 2010. The variance is driven by increases of $14.4 million in available-for-sale securities and $7.3 million in held-to-maturity securities on net purchases of $27.2 million of investment securities offset by principal repayments.

Total loans receivable decreased $50.8 million, or 7.6%, to $619.2 million at September 30, 2010, compared to $670.0 million at March 31, 2010. Principal repayments net of advances and originations across all loan classifications contributed to the decrease, with the largest impact from Construction ($24.7 million), Commercial Real Estate ($12.7 million) and Business ($12.7 million) loans.
The Company’s deferred tax asset at March 31, 2010 was $14.3 million. The components of the deferred tax asset are primarily related to new market tax credit and allowance for loan losses recorded in prior periods. The deferred tax asset increased $6.4 million during the period due primarily to the reported loss for the six month period ended September 30, 2010 and to the additional provision for loan losses. Realization of the deferred tax asset is dependent upon the existence of, or generation of, sufficient taxable income to utilize the deferred tax asset. In assessing the need for a valuation allowance, management considers both positive and negative evidence related to the likelihood of realization of the deferred tax assets. If, based on the weight of available evidence, it is “more likely than not” the deferred tax assets will not be realized, management records a valuation allowance. Based on the expected future taxable income of the Company and considering the uncertainties in the current market conditions, management concluded that it is “more likely than not” that the Company will not be able to fully realize the benefit of its deferred tax assets and thus a $20.7 million valuation allowance was recorded during the quarter ended September 30, 2010. This valuation allowance does not preclude the Company from utilizing the accumulated deferred tax asset to offset future earnings.
The Company is currently exploring options to divest its interest in the remaining $7.2 million of additional NMTC tax credits it expects to receive through the period ending March 31, 2014. The Company’s ability to utilize the deferred tax asset generated by NMTC as well as other deferred tax assets depends on its ability to generate sufficient taxable income from operations or from potential tax strategies to generate taxable income in the future. Since the Company has established a valuation allowance on the total amount of its net deferred tax asset, management believes there is greater economic benefit to the Company in divesting its interest in these tax credits.
Total liabilities decreased $24.0 million, or 3.2%, to $719.7 million at September 30, 2010, compared to $743.8 million at March 31, 2010.
Deposits decreased $4.3 million, or 0.7%, to $598.9 million at September 30, 2010, compared to $603.2 million at March 31, 2010. While measurable growth in non-interest bearing checking account balances occurred, savings account and certificate of deposit balances declined slightly.
Advances from the FHLB-NY and other borrowed money decreased by $19.1 million, or 14.5%, to $112.5 million at September 30, 2010, compared to $131.6 million at March 31, 2010, as two fixed-rate borrowings matured.
Total stockholders’ equity decreased $26.6 million, or 43.2%, to $35.0 million at September 30, 2010, compared to $61.7 million at March 31, 2010 due to the $23.4 million loss recorded for the second quarter, partially offset by an increase in unrealized gains on investment securities of $0.3 million.

Asset Quality
At September 30, 2010, non-performing assets totaled $79.8 million, or 10.6% of total assets compared to $47.6 million or 5.9% of total assets at March 31, 2010. Non-performing assets at September 30, 2010 were comprised of $49.9 million of loans 90 days or more past due and non-accruing, $11.2 million of loans that have been deemed to be impaired and $18.7 million of loans classified as a troubled debt restructuring and either not consistently performing in accordance with modified terms or not performing in accordance with modified terms for at least six months. Of the $11.2 million of impaired loans included in non-performing assets, approximately $1.4 million, while having experienced some payment difficulties in the past, are presently current with regard to their payments but are considered impaired and therefore on non-accrual status, due primarily to declines in collateral values. The Company does not anticipate marked improvement in its level of delinquencies until the economy rebounds. However, the Company continues to proactively work with borrowers to address delinquent loans and their impact.
The allowance for loan losses was $17.4 million at September 30, 2010, which represents a ratio of the allowance for loan losses to non-performing loans of 21.9% compared to 30.2% at March 31, 2010. The ratio of the allowance for loan losses to total loans was 2.8% at September 30, 2010 up from 1.8% at March 31, 2010.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private
Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	September 30,	March 31,
	2010	2010
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$27,978	$37,513
Money market investments	7,836	833

Total cash and cash equivalents	35,814	38,346

Investment securities:
Available-for-sale, at fair value	57,465	43,050
Held-to-maturity, at amortized cost (fair value of $20,761 and $12,603 at September 30, 2010 and March 31, 2010, respectively)	19,623	12,343

Total securities	77,088	55,393

Loans held-for-sale	550	—

Loans receivable:
Real estate mortgage loans	560,147	600,913
Commercial business loans	57,679	67,695
Consumer loans	1,387	1,403

Loans, net	619,213	670,011
Allowance for loan losses	(17,425)	(12,000)

Total loans receivable, net	601,788	658,011

Premises and equipment, net	11,821	12,076
Federal Home Loan Bank of New York stock, at cost	3,353	4,107
Bank owned life insurance	9,963	9,803
Accrued interest receivable	3,217	3,539
Core deposit intangibles, net	152	228
Deferred Tax Asset (net of valuation allowance)	—	14,321
Other assets	11,044	9,650

Total assets	$754,790	$805,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Savings	$107,061	$115,817
Non-Interest Bearing Checking	66,676	58,792
NOW	42,002	43,593
Money Market	68,559	67,122
Certificates of Deposit	314,635	317,925

Total Deposits	598,933	603,249
Advances from the FHLB-New York and other borrowed money	112,542	131,557
Other liabilities	8,273	8,982

Total liabilities	719,748	743,788

Stockholders’ equity:
Preferred stock (par value $0.01 per share, 2,000,000 shares authorized; 18,980 shares, with a liquidation preference of $1,000.00 per share, issued and outstanding as of September 30, 2010 and March 31, 2010)	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,484,285 and 2,474,719 shares outstanding at September 30, 2010 and March 31, 2010, respectively)	25	25
Additional paid-in capital	24,300	24,374
Retained earnings	(7,535)	18,806
Treasury stock, at cost (40,406 and 49,972 shares at September 30, 2010 and March 31, 2010, respectively)	(568)	(697)
Accumulated other comprehensive income	(160)	198

Total stockholders’ equity	35,042	61,686

Total liabilities and stockholders’ equity	$754,790	$805,474

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009*	2010	2009*
Interest Income:
Loans	$8,686	$9,689	$17,635	$18,788
Mortgage-backed securities	525	687	1,112	1,431
Investment securities	94	126	158	187
Money market investments	38	5	58	15

Total interest income	9,343	10,507	18,963	20,421

Interest expense:
Deposits	1,504	1,777	3,021	3,815
Advances and other borrowed money	983	951	2,024	1,936

Total interest expense	2,487	2,728	5,045	5,751

Net interest income	6,856	7,779	13,918	14,670

Provision for loan losses	7,829	1,315	14,077	2,003

Net interest income after provision for loan losses	(973)	6,464	(159)	12,667

Non-interest income:
Depository fees and charges	742	782	1,499	1,499
Loan fees and service charges	214	339	435	567
Gain on sale of securities, net	739	—	763	—
Gain on sale of loans, net	4	—	8	4
Gain (Loss) on sale of real estate owned	—	—	—	—
New Market Tax Credit fees	370	38	1,181	75
Lower of Cost or market adjustment on loans held for sale	—	(2,136)	—	(2,136)
Other	176	304	221	471

Total non-interest income	2,245	(673)	4,107	480

Non-interest expense:
Employee compensation and benefits	2,901	3,194	6,107	6,313
Net occupancy expense	975	1,155	1,952	2,142
Equipment, net	548	416	1,085	1,000
Consulting fees	326	162	545	369
Federal deposit insurance premiums	394	255	750	1,048
Goodwill Impairment	—	—	—	—
Other	2,492	1,756	4,662	3,123

Total non-interest expense	7,636	6,938	15,101	13,995

Loss before income taxes	(6,364)	(1,147)	(11,151)	(849)
Income tax (benefit )/expense	16,998	(838)	14,702	(1,235)

Net (loss) income	$(23,362)	$(309)	$(25,853)	$386

Earnings per common share:	$(9.43)	$(0.22)	$(10.53)	$(0.04)

*	As restated

CARVER BANCORP, INC. AND SUBSIDIARIES
Non Performing Asset Table
(In thousands)

	September	June	March	December	September
	2010	2010	2010	2009	2009
Loans accounted for on a non-accrual basis (1):
Gross loans receivable:
One- to four-family	$14,583	$14,320	$7,682	$5,009	$3,297
Multifamily	14,103	16,923	10,334	6,406	5,988
Non-residential	11,189	13,249	6,315	3,831	4,933
Construction	36,145	34,792	17,413	12,719	9,808
Business	3,699	7,031	5,799	5,138	2,760
Consumer	37	15	28	35	31

Total non-accrual loans	79,756	86,330	47,571	33,138	26,817

Other non-performing assets (2):
Real estate owned	19	1	66	28	67

Total other non-performing assets	19	1	66	28	67

Total non-performing assets (3)	$79,775	$86,331	$47,637	$33,166	$26,884

Accruing loans contractually past due > 90 days (4)	1,765	478	1,411	305	987

Non-performing loans to total loans	12.88%	13.34%	7.10%	4.86%	3.92%
Non-performing assets to total assets	10.57%	10.74%	5.91%	4.12%	3.33%

(1)
Non-accrual status denotes any loan where the delinquency exceeds 90 days past due and in the opinion of management the collection of additional interest is doubtful.  Payments received on a non-accrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on assessment of the ability to collect on the loan.

(2)
Other non-performing assets generally represent property acquired by the Bank in settlement of loans (i.e., through foreclosure, repossession or as an in-substance foreclosure).  These assets are recorded at the lower of their fair value or the cost to acquire.

(3)
Troubled debt restructured loans performing in accordance with their modified terms for less than six months and those not performing to their modified terms are considered non-accrual and are included in the non-accrual category in the table above. TDR loans that have performed in accordance with their modified terms for a period of at least six months are generally considered performing loans and are not presented in the table above.

(4)	Loans 90 days or more past due and still accruing, which were not included in the non-performing category, are presented in the above table.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended September 30,
	2010			2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$641,156	$8,686	5.42%	$683,189	$9,689	5.67%
Mortgage-backed securities	61,838	525	3.40%	66,689	687	4.11%
Investment securities (2)	3,469	127	14.61%	5,008	129	10.21%
Other investments and federal funds sold	3,980	5	0.51%	1,017	2	0.73%

Total interest-earning assets	710,443	9,343	5.26%	755,903	10,507	5.56%
Non-interest-earning assets	94,681			50,928

Total assets	$805,124			$806,831

Interest Bearing Liabilities:
Deposits:
Now demand	$61,917	32	0.20%	$49,900	19	0.15%
Savings and clubs	109,254	74	0.27%	117,820	65	0.22%
Money market	69,967	192	1.10%	46,697	155	1.32%
Certificates of deposit	312,460	1,198	1.53%	332,723	1,529	1.82%
Mortgagors deposits	2,257	8	1.49%	2,286	9	1.60%

Total deposits	555,855	1,504	1.08%	549,426	1,777	1.28%
Borrowed money	114,110	983	3.45%	125,114	951	3.01%

Total interest-bearing liabilities	669,965	2,487	1.48%	674,540	2,728	1.60%
Non-interest-bearing liabilities:
Demand	68,257			58,517
Other liabilities	7,691			8,552

Total liabilities	745,913			741,609
Minority Interest	—			—
Stockholders’ equity	59,211			65,222

Total liabilities & stockholders’ equity	$805,124			$806,831

Net interest income		$6,857			$7,779

Average interest rate spread			3.78%			3.96%

Net interest margin			3.86%			4.12%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	Six months ended September 30,
	2010			2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$649,255	$17,635	5.43%	$675,253	$18,788	5.56%
Mortgage-backed securities	62,379	1,112	3.56%	69,262	1,431	4.13%
Investment securities (2)	3,737	206	11.01%	4,901	194	7.89%
Other investments and federal funds sold	2,681	10	0.78%	1,023	8	1.56%

Total interest-earning assets	718,052	18,963	5.28%	750,439	20,421	5.44%
Non-interest-earning assets	91,628			50,989

Total assets	$809,680			$801,428

Interest Bearing Liabilities:
Deposits:
Now demand	$52,061	63	0.24%	$52,025	41	0.16%
Savings and clubs	112,679	147	0.26%	118,526	131	0.22%
Money market	70,388	415	1.18%	45,194	302	1.33%
Certificates of deposit	314,705	2,374	1.51%	329,187	3,320	2.01%
Mortgagors deposits	2,712	22	1.65%	2,587	21	1.60%

Total deposits	552,545	3,021	1.09%	547,519	3,815	1.39%
Borrowed money	119,298	2,024	3.39%	122,708	1,936	3.15%

Total interest-bearing liabilities	671,843	5,045	1.50%	670,227	5,751	1.71%
Non-interest-bearing liabilities:
Demand	64,311			59,237
Other liabilities	8,142			8,184

Total liabilities	744,296			737,648
Minority Interest	—			—
Stockholders’ equity	65,384			63,780

Total liabilities & stockholders’ equity	$809,680			$801,428

Net interest income		$13,918			$14,669

Average interest rate spread			3.78%			3.73%

Net interest margin			3.88%			3.91%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

Three Months Ended	Six Months Ended
September 30,	September 30,
2010	2009	2010	2009
Selected Statistical Data:

Return on average assets (1)	-11.61%	-0.15%	-6.39%	0.10%
Return on average equity (2)	-157.82%	-1.89%	-79.08%	1.21%
Net interest margin (3)	3.86%	4.12%	3.88%	3.91%
Interest rate spread (4)	3.77%	3.96%	3.78%	3.73%
Efficiency ratio (5)	83.90%	97.62%	83.77%	92.38%
Operating expenses to average assets (6)	3.79%	3.44%	3.73%	3.49%
Average equity to average assets (7)	7.35%	8.08%	8.08%	7.96%

Average interest-earning assets to average interest-bearing liabilities	1.06	x	1.12	x	1.06	x	1.10	x

Earnings per share — basic	$(9.43)	$(0.22)	$(10.53)	$(0.04)
Earnings per share — diluted	N/A	N/A	N/A	N/A
Average shares outstanding — basic	2,483,025	2,474,719	2,482,883	2,472,383
Average shares outstanding — diluted	2,537,395	2,493,145	2,537,252	2,490,809
Cash dividends	$—	$0.10	$0.025	$0.20

September 30,
2010	2009*
Capital Ratios:
Tier I leverage capital ratio (8)	6.44%	8.42%
Tier I risk-based capital ratio (8)	8.62%	10.09%
Total risk-based capital ratio (8)	10.77%	11.31%

Asset Quality Ratios:
Non performing assets to total assets (9)	10.57%	3.92%
Non performing loans to total loans receivable (9)	12.88%	3.33%
Allowance for loan losses to total loans net	2.81%	1.19%
Allowance for loan losses to non-performing loans	21.85%	30.29%

(1)	Net income, annualized, divided by average total assets.

(2)	Net income, annualized, divided by average total equity.

(3)	Net interest income, annualized, divided by average interest-earning assets.

(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost.

(5)	Operating expenses divided by sum of net interest income plus non-interest income.

(6)	Non-interest expenses, annualized, divided by average total assets.

(7)	Average equity divided by average assets for the period ended.

(8)	These ratios reflect consolidated bank only.

(9)	Non performing assets consist of non-accrual loans, impaired loans and real estate owned.

*	As restated